090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20170291002-44
Barbara K. Cegavske, Secretary of State, State of Nevada	Filing Date and Time 07/05/2017 6:09 AM
	Entity Number E0500432014-6

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

INBIT CORP

2. The articles have been amended as follows: (provide article numbers, if available)

Article #3. Authorized Stock
The number of shares which this Corporation shall have authority to issue is Five Billion (5,000,000,000) shares of common stock, par value $0.001 per share (the "Common Stock").

Continues in next page.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 79%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

INBIT CORP
Certificate of Amendment to Articles of Incorporation

Article #3. Authorized Stock:

3.1 Authorized Capital Stock. The number of shares which this Corporation shall have authority to issue is Five Billion (5,000,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"). A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to, and restrictions imposed upon, the shares of each class are as follows:

3.2 Common Stock. Each outstanding share of Common Stock of the Corporation shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation. A majority of all shares of stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the NRS, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.